EXHIBIT 3.8

                          AMENDMENT TO THE CERTIFICATE
                               OF INCORPORATION OF
                                    XRG, INC.

     XRG, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation has adopted resolutions by unanimous written consent thereof setting forth a proposed amendment to the Corporation's Certificate of Incorporation to increase the authorized number of shares of Common Stock and Preferred Stock of the Corporation as set forth below by deleting Article Fourth thereof, and substituting a new Article FOURTH in lieu thereof, declaring said amendment to be advisable and directing that the amendment be submitted to the shareholders of the Corporation for their approval as permitted by Section 242 of the General Corporation Law of the State of Delaware.

     SECOND: That Article FOURTH. of the Certificate of Incorporation of the Corporation is deleted and the following new Article FOURTH. is substituted in lieu thereof:

                                 ARTICLE FOURTH.

     This corporation shall be authorized to issue two classes of capital stock to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of Preferred Stock the corporation shall have authority to issue is 50,000,000, par value $.001 per share and the total number of shares of Common Stock the corporation shall have authority to issue is 100,000,000, $.001 par value per share. The Preferred Stock authorized by this Certificate of
     Incorporation shall be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including:

     (1) the designation of each series and the number of shares that shall constitute the series;

     (2) the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

     (3) whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

     (4) sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;

     (5) the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment;

     (6) voting rights, if any, on the shares of each series and any conditions upon the exercisability of such rights.

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         The holders of Common Stock shall be entitled to one vote for each share held at all meetings of the Stockholders of the corporation.

         THIRD: That the holders of a majority of the outstanding shares of Common Stock of the Corporation have approved this Amendment to the Certificate of Incorporation of the Corporation on July 7, 2003, by a Special Meeting of Stockholders pursuant to the provisions of Sections 211 and 222 of the General Corporation Law of Delaware.

         FOURTH: That this Amendment has been duly adopted by the Board of Directors on June 20, 2003 and by the holders of a majority of the outstanding Common Stock of the Corporation on July 7, 2003, in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

         IN WITNESS WHEREOF, the undersigned have hereunto inscribed our names this 7th day of July, 2003.

                                    XRG, INC.


                                    By:
                                       ----------------------------
                                           President


                                    Attest:
                                       -----------------------------
                                           Secretary


STATE OF FLORIDA           )

COUNTY OF ___________________)

         Before me, the undersigned authority, personally appeared __________________ as President and ____________________ Secretary of XRG, INC.,
who is to me well known to be the person described in and who subscribed the above Amendment, and he did so freely and voluntarily acknowledge before me according to law that he made and subscribed the same for the uses and purposes therein mentioned and set forth.

         Dated this ___ day of ________________, 2003.


                                              _____________________
                                                 Notary Public

                                              My commission expires:
MTC/ej/291932